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                   Exhibit 7



March 9, 1994




The Honorable Walter H. Annenberg
c/o William J. Henrich, Jr., Esquire
Dilworth, Paxson, Kalish & Kauffman
3200 Mellon Building
1735 Market Street
Philadelphia, PA 19103-7599

Re:  $350,000,000 Committed Line of Credit

Dear Mr. Ambassador:

We are pleased to inform you that,                 (the "Bank"),
has re-approved a line of credit to you (the "Borrower"). This line of credit will replace the existing line of credit evidenced by your Note dated December 14, 1993 in the face amount of $350,000,000, and upon your acceptance of this Agreement and delivery of the attached Note, the existing Note will be cancelled and returned to you.

All the details regarding the loan are outlined in the following sections of this letter. If these terms are acceptable, please execute the letter and the attached Note as provided at the end of this letter.

1. Type of Facility. This is a committed revolving line of credit pursuant to which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $350,000,000 (the "Line of Credit"). The "Expiration Date" means the earlier of (a) July 30, 1994 or such later date as may be designated by the Bank by written notice to the Borrower, and (b) the date of death of the Borrower.

2. Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at a rate per annum which is at all times equal to the money market rate offered in good faith by the Bank and accepted by the Borrower as the rate at which Bank would advance funds to the Borrower in the principal amount requested for the period requested.

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3.   Repayment. Subject to the terms and conditions of this letter, the Borrower may borrow, repay and reborrow until the Expiration Date. The outstanding principal balance and any accrued but unpaid interest shall be due and payable on the Expiration Date, unless the Expiration Date occurs on the date of death of the Borrower, in which event the outstanding principal balance and any accrued, but unpaid interest shall be due and payable on the date which is fifteen (15) months following the Expiration Date. Interest will be due and payable on a monthly basis, and will be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

4. Note. The obligation of the Borrower to repay loans under the Line of Credit shall be evidenced by a promissory note (the
     "Note") in form and content satisfactory to the Bank.

5. Covenants. Unless compliance is waived in writing by the Bank or until payment in full and termination of the Line of
     Credit:

     (a) The Borrower will promptly submit to the Bank such information relating to the Borrower's affairs (including but not limited to annual financial statements for the Borrower) as the Bank may reasonably request.

     (b) If the line of credit remains in effect upon the death of the Borrower, the Borrower's executors will provide to Bank a list of the assets of the estate within ninety
          (90) days after the date of death and monthly thereafter.

     (c) On and after the Expiration Date, if the Expiration Date occurs on the date of death of the Borrower, the Borrower will not (i) incur any indebtedness or (ii) unless and to the extent such covenant would violate any applicable banking law or regulation, create, incur or permit to exist any pledge, lien or other encumbrance on any of its property, now owned or hereafter acquired, without the prior consent of the Bank.

To accept these terms, please sign the enclosed copy of this letter as set forth below and return it to the Bank by April 15, 1994, together with the enclosed Note, or this letter may be terminated at the Bank's option without liability or further obligation of the Bank.

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Thank you for giving  this opportunity to work with you. We look forward to other ways in which we may be of service to you.

Very truly yours,





By:  /s/
    -------------------------



                             ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted this 11th day of March, 1994.


BORROWER:


/s/
- ----------------------------
Walter H. Annenberg



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                       COMMITTED LINE OF CREDIT NOTE



$350,000,000.00                                              March 11, 1994



     FOR VALUE RECEIVED, WALTER H. ANNENBERG (the "Borrower"), with an address at St. Davids Center, Suite A-200, 150 Radnor-Chester Road, St. Davids, Pennsylvania 19087, promises to pay to the order
of,          (the "Bank"), in lawful money of the United States of
America in immediately available funds at its offices located at or at
such other location as the Bank may designate from time to time, the principal sum of Three Hundred Fifty Million Dollars ($350,000,000.00) (the "Facility") or such lesser amount as may be advanced to or for the benefit of the Borrower hereunder, together with interest accruing on the outstanding principal balance from the date hereof, as provided below:

     1. Rate of Interest. Each advance outstanding under this Note will bear interest at a rate per annum determined in the Bank's sole discretion and accepted by Borrower, as offered in good faith by the Bank to the Borrower as the rate at which the Bank would advance funds to the Borrower in the principal amount requested for the interest period requested, not to exceed thirty
(30) days.

          Interest will be calculated on the basis of a year of 360 days for the actual number of days in each interest period. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

     2. Advances. The Borrower may borrow, repay and reborrow hereunder until the Expiration Date, subject to the terms and conditions of this Note and the Loan Documents (as defined herein). The "Expiration Date" shall mean the earlier of (a) July 30, 1994, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower, and (b) the date of death of the Borrower. The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the initial Expiration Date. In no event shall the aggregate unpaid principal amount of advances under this Note exceed the face amount of this Note.

     3. Advance Procedures. A request for advance made by telephone must be promptly confirmed in writing by such method as the Bank may require. The Borrower authorizes the Bank to accept telephonic requests for advances, and the Bank shall be entitled to rely upon the authority of Borrower or any person designated by Borrower providing such instructions. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including, reasonable attorneys' fees and expenses) which may arise or be created by the acceptance of such telephone requests or making such advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, as well as the date and amount of each payment made by the Borrower.


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     4.   Payment Terms.  Accrued interest will be due and payable
on the last day of each month until the loan is repaid in full. The outstanding principal balance and any accrued but unpaid interest shall be due and payable on the Expiration Date; provided, however, if the Expiration Date is the date of death of the Borrower, the outstanding principal balance and any accrued and unpaid interest shall be due and payable on the date which is fifteen (15) months following the Expiration Date.

          If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank to charge the Borrower's deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

     5. Default Rate. Upon maturity, whether by acceleration, demand or otherwise, and at the option of the Bank upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, this Note shall bear interest at a rate per annum (based on a year of 360 days and actual days elapsed) which shall be two (2) percentage points in excess of the Prime Rate but not more than the maximum rate allowed by law (the "Default Rate"). As used herein, "Prime Rate" shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is not tied to any external rate or index and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest on this Note will change automatically without notice to the Borrower, effective on the date of any such change.

     The Default Rate herein shall continue to apply whether or not judgment shall be entered on this Note.

     6. Prepayment. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without penalty.



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     7.   Other Loan Documents.  This Note is issued in connection
with a letter agreement dated March 9, 1994, the terms of which are incorporated herein by reference (the "Loan Documents").

     8. Events of Default. The occurrence of any of the following events will be deemed to be an "Event of Default" under this Note: (i) the nonpayment of any principal, interest or other indebtedness under this Note when due; (ii) the occurrence of any event of default or default and the lapse of any notice or cure period under any other debt, liability or obligation to the Bank of Borrower, including but not limited to any of the foregoing arising under the Loan Documents or any other documents now or in the future securing the obligations of Borrower to the Bank; (iii) the filing by or against Borrower of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservator-ship or similar proceeding, or any assignment by Borrower for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of Borrower held by or deposited with the Bank; (iv) a default with respect to any other indebtedness of Borrower for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt; (v) the commencement of any foreclosure proceeding, execution or attachment against any collateral securing the obligations of Borrower to the Bank; (vi) the entry of a final judgment against Borrower in an amount in excess of $10,000,000 and the failure of such Borrower or Guarantor to discharge the judgment within ten days of the entry thereof; (vii) any material adverse change in the business, assets, operations or financial condition of Borrower; (viii) any representation or warranty made by Borrower to the Bank in any document, including but not limited to the Loan Documents or any other documents now or in the future securing the obligations of Borrower to the Bank, is false, erroneous or misleading in any material respect; or (ix) the failure of Borrower to observe or perform any covenant or other agreement with the Bank contained in any document, including but not limited to the Loan Documents or any documents now or in the future securing the obligations of Borrower to the Bank.

          Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder;
(b) if an Event of Default specified in clause (iii) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the option of the Bank and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the option of the Bank, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and
(e) the Bank may exercise from time to time any of the rights and remedies available to the Bank under the Loan Documents or under applicable law.


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     9.   Power to Confess Judgment.  The Borrower hereby empowers
any attorney of any court of record within the Commonwealth of Pennsylvania, after the occurrence of any Event of Default hereunder, to appear for the Borrower and, with or without complaint filed, confess judgment, or a series of judgments, against the Borrower in favor of the Bank or any holder hereof for the entire principal balance of this Note and all accrued interest, together with costs of suit and an attorney's commission of the greater of 10% of such principal and interest or $1,000 added as a reasonable attorney's fee, and for doing so this Note or a copy verified by affidavit shall be a sufficient warrant. The Borrower hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted. Interest on any such judgment shall accrue at the Default Rate.

          No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs.

     10. Miscellaneous. No delay or omission of the Bank to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power or any acquiescence therein nor shall the action or inaction of the Bank impair any right or power resulting therefrom. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and any security therefor, including without limitation reasonable fees and expenses of the Bank's counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect.

          The Borrower hereby forever waives presentment, demand, protest, notice of dishonor, notice of nonpayment or default and any other notices of any kind. The Borrower also waives all defenses based on suretyship or impairment of collateral.

          If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several. This Note and the Loan Documents, specifically including but not limited to the covenants contained in paragraph 5 therein, shall bind the Borrower and the heirs, executors, personal representatives, administrators, successors and assigns of the Borrower, and the benefits hereof shall inure to the benefit of Bank and its successors and assigns. All references herein to the "Borrower" and "Bank" shall be deemed to apply to the Borrower and Bank and their respective heirs, executors, personal representatives, administrators, successors and assigns.


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           This Note has been delivered to and accepted by the
Bank and will be deemed to be made in the Commonwealth of Pennsylvania. This Note will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules. The Borrower hereby agrees to the jurisdiction of any state or federal court located within the county where the Bank's office identified above is located, or such other venue as the Bank chooses, and consents that all service of process be sent by nationally recognized overnight courier service directed to Borrower at the Borrower's address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier; provided that nothing contained herein will prevent the Bank from bringing any action or exercising any rights against any security or against the Borrower individually, or against any property of the Borrower within any other state or nation to enforce any award or judgment obtained in the venue specified above, or such other venue as the Bank chooses. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted hereunder.

      11. Replacement Note. This Note supersedes and is a replacement for a Note in the principal amount of $350,000,000 payable to Bank dated December 14, 1993 (the "Original Note"). However, without duplication, this Note shall in no way extinguish Borrower's unconditional obligation to repay all indebtedness evidenced by the Original Note.

      12. WAIVER OF JURY TRIAL. THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS THE BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY

           The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.


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           WITNESS the due execution and sealing hereof with the
intent to be legally bound hereby.



Witness: /s/                                  /s/
         ------------------------             --------------------------------
                                              Walter H. Annenberg